Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-276710) of Seadrill Limited of our report dated February 27, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting of Seadrill Limited (Successor), which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP
Watford, United Kingdom
February 27, 2025